UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2006

AMYLIN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19700	33-0266089
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9360 Towne Centre Drive
San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (858) 552-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 13, 2006, the Compensation and Human Resources Committee of the Board of Directors of Amylin Pharmaceuticals, Inc. amended Amylin’s Executive Cash Bonus Plan. The Executive Cash Bonus Plan is not contained in a formal written document, but a summary of the manner in which executive officer cash bonuses are determined is set forth below.

Amylin’s executive officers are entitled to earn cash bonus compensation based upon the achievement of certain specified corporate objectives. The corporate objectives established for fiscal year 2006 for purposes of the Executive Cash Bonus Plan relate to product revenue and pipeline advancement.

Under the Executive Cash Bonus Plan, each participant’s target bonus is established by multiplying such participant’s salary by a percentage value. The percentage value for each executive officer is based on such participant’s title.

The Board establishes the corporate performance objectives for each fiscal year. Following the end of the year, the Board determines the extent to which these objectives were attained or exceeded on a percentage basis. Based upon this assessment, the Compensation Committee awards each participant a cash bonus equal to such participant’s target bonus multiplied by the percentage to which the corporate objectives were attained or exceeded. The Compensation Committee retains the discretion to determine that a participant will receive a cash bonus in an amount less than or greater than the amount earned by such participant under the Executive Cash Bonus Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYLIN PHARMACEUTICALS, INC.

Dated: March 17, 2006	By:	/S/ LLOYD A. ROWLAND
Lloyd A. Rowland
Vice President, Legal, General Counsel and
Secretary